Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statements and Related Prospectuses (Forms S-3 No. 333-223183, No. 333-87063 and No. 333-107413) of AvalonBay Communities, Inc., and

(2)
Registration Statements (Forms S-8 No. 333-216221, No. 333-161258 and No. 333-16837) pertaining to AvalonBay Communities, Inc.’s Deferred Compensation Plan, Equity Incentive Plan and 1994 Stock Incentive Plan and 1996 Non-Qualified Employee Stock Purchase Plan, respectively, of our reports dated February 22, 2019, with respect to the consolidated financial statements and schedule of AvalonBay Communities, Inc. and the effectiveness of internal control over financial reporting of AvalonBay Communities, Inc. included in this Annual Report (Form 10-K) of AvalonBay Communities, Inc. for the year ended December 31, 2018.

/s/ Ernst & Young LLP

Tysons, VA
February 22, 2019